SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



           Date of Report (Date of earliest event reported): March 29, 1995



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




                   Maine             1-5139          01-0042740
          (State of Incorporation)   (Commission     (IRS Employer
                                     File Number)    Identification Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



          Registrant's  telephone  number,  including  area  code:    (207)
          623-3521





          Item 1 through Item 4.  Not applicable.

          Item 5.  Other Events.

               (a)   Maine  Yankee  Atomic  Power Company  steam  generator
          tubes. The Company owns a 38-percent stock interest in Maine Yankee Atomic Power Company ("Maine Yankee"), which owns and operates an 860-megawatt nuclear generating plant in Wiscasset, Maine (the "Maine Yankee Plant" or the "Plant"), and is entitled under a cost-based power contract to an approximately equal percentage of the Maine Yankee Plant's output. As previously reported, during the refueling-and-maintenance shutdown that commenced in early February of 1995, Maine Yankee detected through new inspection methods and procedures increased degradation of the steam generator tubes at the Plant well above its expectations, and has been assessing the extent of degradation and evaluating available courses of action to address the problem. The Company also reported that it could incur substantial costs for replacement power, depending on the duration of the outage and the prices of such power, as well as substantial capital expenditures, especially if repair technologies did not prove to be feasible and Maine Yankee elected to replace the steam generators.

               The Company also reported that with the termination of its reconcilable fuel-and-purchased-power adjustment under the Alternative Rate Plan ("ARP") that became effective on January 1, 1995, the cost of such replacement power would in general be treated like other Company expenses and would not be deferred and collected through a specific fuel-rate adjustment as it would have been under the regulatory mechanisms in place prior to 1995, and recovery of such costs would be limited by the ARP. The Company also stated in previous reports that costs associated with replacement power during an extended Maine Yankee Plant outage would have an adverse impact on the Company's 1995 financial results.

               After careful assessment of the extent of tube degradation, Maine Yankee has concluded that close to 60 percent of the
          Plant's 17,000 steam-generator tubes could be cracked to some degree. That conclusion has eliminated the possibility of mitigating the degradation by plugging additional tubes and has rendered most likely the option of repairing the degraded tubes by welding short reinforcing sleeves in all the steam-generator tubes, which Maine Yankee is still investigating. Similar repairs have been undertaken at other nuclear plants in the Unites States and abroad, but not on the scale of the Maine Yankee project. On April 14, 1995, the United States Nuclear Regulatory Commission issued a license approving such a sleeving process for the Maine Yankee Plant.

               The Company  estimates that its share  of the  costs of such
          repairs  would range  from  $10  million  to  $15  million.    In
          addition, the Company expects to incur additional fuel costs over





          and above what it would have incurred if the Maine Yankee Plant had continued to operate in the range of approximately $3.5 million to $4.5 million per month while the outage persists. Maine Yankee has informed the Company that such a sleeving project could be completed in time for the Plant to return to service by the end of 1995.

               The Company cannot predict how long the Maine Yankee Plant will be out of service. The impacts of the costs of unbudgeted repairs and replacement power costs that will ultimately be borne by the Company are still being assessed and no impacts have been included in the Company's 1995 first-quarter results. However, such costs will have an adverse impact on the Company's financial results for 1995.

               (b) Federal Energy Regulatory Commission proposed rulemaking on transmission access and stranded costs. On March 29, 1995, the Federal Energy Regulatory Commission ("FERC") issued a Notice of Proposed Rulemaking that it said was intended to "facilitate the development of a competitive market by ensuring that wholesale buyers and sellers can reach each other and to eliminate anticompetitive and discriminatory practices in transmission services". If the proposal should be adopted in its present form, all utilities under the FERC's jurisdiction would be required to file non-discriminatory open-access transmission tariffs that would be available to all wholesale sellers and buyers of electric energy, and would be required to take service under those tariffs for their own wholesale sales and purchases of energy.

               Under the proposal, transmitting utilities would be required to offer point-to-point and network transmission services, as well as ancillary services such as scheduling and dispatch. The proposed rule also includes pro-forma tariffs that spell out the minimum requirements for transmission service. The proposal anticipates a two-stage implementation process under which generic pro-forma tariffs would initially take effect under rates fixed by the rulemaking, and, in the second stage, utilities and their customers could file for modification of the tariffs and rates within the limits of the non-discriminatory open-access provisions of the rule.

               In  the other  major segment  of the  proposal,  which deals
          with  utilities'   stranded  costs,  the   FERC  established  the
          principle that utilities are entitled to "full recovery" of their "legitimate and verifiable" stranded costs at both the state and federal level, stressing that recovery of such costs is critical
          to  the successful   transition  to a  more competitive  electric
          utility industry. The FERC takes the position that although it expects the states to deal with costs stranded due to retail wheeling or direct-access programs, the FERC would intercede if the state regulatory commission has no authority to address stranded costs at the time retail wheeling is required. The FERC would also provide recovery mechanisms for stranded costs due to





          municipalization or other instances where former retail customers become wholesale customers, as well as for wholesale stranded costs.

               As previously reported, on February 27, 1995, the Maine Public Utilities Commission ("MPUC") had initiated a rulemaking proceeding on stranded costs with a proposed rule that would eliminate 50 percent of stranded costs from eligibility for recovery by means of a "mitigation factor". On April 18, 1995, the MPUC terminated its rulemaking, noting that the FERC was addressing the same subject matter and that it would be appropriate for the MPUC to avoid creating "parallel and duplicative proceedings".

               The Company cannot predict what any final FERC rules on transmission access and stranded costs will contain, or what structural or other changes to the electric utility industry or the Company may ensue, but will continue to take all necessary action to position itself for a more competitive industry environment and is planning to vigorously support adoption of final rules that would ensure full recovery of any stranded costs.

               (c) 1995 first-quarter results. On April 20, 1995, the Company reported its results for the three-month period ended March 31, 1995, pointing out that its electricity sales fell 4.8 percent, compared with the first quarter of 1994, with decreases in the residential, commercial and industrial sectors. The Company's operating revenues were $263.3 million for the quarter, an increase of 9.2 percent from a year ago. Revenues were affected, the Company said, by lower kilowatt-hour sales, a 1994 price increase for most of its customers, price discounts for competitively targeted customer classes, and the elimination under the Alternative Rate Plan ("ARP") of the reconciliation of fuel expenses beginning in January 1995.

               The Company explained that the adoption of the ARP had effectively eliminated the fuel clause, which has the affect of causing more fuel-related revenue to be recorded as it occurs, rather than being deferred and spread out over the entire year as it had been under the prior system. The effect is magnified, the Company said, by the fact that some of the Company's customers have rates that are higher in the winter than in other months. The Company further explained that the seasonal impact on reported revenues and reported earnings will have no impact on results over a calendar year, but will affect quarter-to-quarter comparisons that include 1994 periods and will contribute significantly to allocating a disproportionately high percentage of 1995 earnings capacity to the first quarter.

               The Company's release also reported net income of $26.4 million for the quarter, up from $11.4 million a year ago, and earnings for common stock of $23.8 million, compared with $8.8
          million in the  first quarter  of 1994.   Earnings  per share  of





          common   stock  were   $0.73,   compared  with   $0.27  for   the
          corresponding 1994 period.

               Item 6 through Item 8.  Not applicable.







                                      SIGNATURE



               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     CENTRAL MAINE POWER COMPANY


                                     By:
                                         D. E. Marsh
                                         Vice President, Corporate
                                         Services, and Chief Financial
                                         Officer


          Dated:  April 24, 1995